AGREEMENT OF PURCHASE AND SALE

BY AND BETWEEN

barcelÓ CRESTLINE CORPORATION

aS “sELLER,”

AND

ARC HOSPITALITY TRS HOLDING, LLC
A DELAWARE LIMITED LIABILITY COMPANY,

As “PuRCHASER”

January 30, 2014

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4.4.	Bankruptcy	11
4.5.	Litigation	11
4.6.	No Other Relationships; Brokers	11
4.7.	Terrorist Organizations Lists	11

ARTICLE 5. ACTIONS PENDING CLOSING		11

5.1.	Additional Due Diligence	11
5.2.	Covenants	12
5.3.	Updates to Representations	12
5.4.	Satisfaction of Conditions	12
5.5.	Liquor License	12
5.6.	Consent of Franchisor	13
5.7.	Schedules	13

ARTICLE 6. CONDITIONS TO CLOSING		13

6.1.	Purchaser’s Conditions to Closing	13
6.2.	Failure of Purchaser’s Condition	13
6.3.	Seller’s Conditions to Closing	13
6.4.	Failure of Seller’s Condition	14

ARTICLE 7. CLOSING		14

7.1.	Closing	14
7.2.	Seller’s Closing Deliveries	14
7.3.	Purchaser’s Closing Deliveries	15
7.4.	Closing and Other Costs	15
7.5.	Indemnification	16
7.6.	Survival and other Limitations	18

ARTICLE 8. DEFAULT, REMEDIES		19

8.1.	Purchaser’s Default	19
8.2.	Seller’s Default	19

ARTICLE 9. PRORATIONS		20
9.1.	Prorations	20
9.2.	Interes	21
9.3.	Survival	21

ARTICLE 10. MISCELLANEOUS		21

10.1.	Assignment	21
10.2.	Notices	21
10.3.	Reserved.	22
10.4.	Waiver of Jury Trial; Jurisdiction	22

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10.5.	Counterparts; Electronic Signatures and Effectiveness	23
10.6.	Brokerage	23
10.7.	No Third Party Beneficiaries	23
10.8.	Confidentiality	23
10.9.	Public Announcements	24
10.10.	Recordation	24
10.11.	Time of Essence	24
10.12.	Attorneys’ Fees	24
10.13.	No Offer	24
10.14.	Rights under LLC Agreement	24

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Schedules and Exhibits

Schedules

1.1.28	Franchise Agreements
1.1.40	Management Agreements
1.1.55Seller’s Knowledge
2.3	Purchase Price Allocation
3.5	Pending Actions
3.11	Environmental Reports
3.12	Contracts
3.13	Tenant Leases

Exhibits

A	Form of Assignment and Assumption of Interests
B	Form of Promissory Note
C	Form of Indemnity Agreement

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AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of January 30, 2014 (“Contract Date”), between (i) ARC Hospitality TRS Holding, LLC, a Delaware limited liability company (“Purchaser”), and Barceló Crestline Corporation, a Maryland corporation (“Seller”).

RECITALS:

A.                 Seller is the owner of One Hundred Percent (100%) of the membership interests in each of CHRI Blacksburg (as defined below) and CHRI Virginia Beach (as defined below).

B.                  CHRI Blacksburg owns twenty four percent (24%) of the membership interests in Blacksburg Hotel Owner (as defined below) and Blacksburg Hotel Owner ground leases the Blacksburg Hotel (as defined below) pursuant to the terms of the Blacksburg Hotel Ground Lease (as defined below).

C.                  CHRI Virginia Beach owns thirty and 5323/10000 percent (30.5323%) of the membership interests in Virginia Beach Hotel Owner (as defined below) and Virginia Beach Hotel Owner owns the Virginia Beach Hotel (as defined below).

D.                  Seller desires to sell to Purchaser and Purchaser desires to buy from Seller the Interests (as defined below) on the terms and provisions, and subject to the conditions more particularly set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. INTERPRETATION

1.1.        Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings indicated:

1.1.1.      Action: any action, suit, arbitration, governmental investigation or other legal proceeding.

1.1.2.      Apportionment Time: 11:59 p.m. EDT on the day preceding the Closing Date.

1.1.3.      Asset Purchase and Sale Agreement: that certain Purchase and Sale Agreement, dated on the Contract Date, between (i) HFP Hotel Owner II, LLC, CSB Stratford, LLC, and CC Technology Square LLC, collectively as seller, and (ii) Purchaser, as purchaser, pursuant to which seller has agreed to sell and Purchaser has agreed to purchase all of seller’s right, title and interest in and to certain hotels more particularly described therein.

1.1.4.      Assignment and Assumption of Interests: the Assignment and Assumption of Membership Interests in the form attached hereto as Exhibit A.

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1.1.5.      Blacksburg Hotel: that certain hotel commonly referred to as the Hilton Garden Inn Blacksburg, located at 900 Plantation Rd, Blacksburg, VA 24060, and leased by Blacksburg Hotel Owner.

1.1.6.      Blacksburg Hotel Ground Lease: Deed of Ground Lease, dated April 27, 2007, between Virginia Tech Foundation, Inc. and Blacksburg Hotel Owner.

1.1.7.      Blacksburg Hotel Guaranty: First Amended and Restated Guaranty of Payment, dated April 17, 2011, by Daniel A Hoffler, Louis S. Haddad, Bruce B. Smith, Seller and The Bruce B. Smith Revocable Trust in favor of Blacksburg Hotel Lender.

1.1.8.      Blacksburg Hotel Indemnity: Construction Loan Indemnity, dated March 10, 2008, by AH Hotel Holding, L.L.C., Daniel A. Hoffler, Louis S. Haddad, Bruce Smith Enterprise, LLC, Bruce B. Smith, CHRI Blacksburg, Seller, Hampton BB Company, LLC, Hampton University, and Legacy Hospitality, LLC.

1.1.9.      Blacksburg Hotel Lender: Regions Bank, an Alabama banking corporation.

1.1.10.    Blacksburg Hotel Owner: BSE/AH Blacksburg Hotel, L.L.C., a Virginia limited liability company.

1.1.11.    Blacksburg Hotel Owner Operating Agreement: Amended and Restated Operating Agreement of Blacksburg Hotel Owner, dated January 15, 2008, between AH Hotel Holdings, L.L.C., Hampton BB Company, LLC, Legacy Hospitality, LLC, CHRI Blacksburg, and Bruce Smith Enterprise, LLC (as the same may be amended or other modified from time to time).

1.1.12.    CHRI Blacksburg: CHRI Blacksburg Hotel (A/H) Minority Holding, LLC, a Delaware limited liability company.

1.1.13.    CHRI Virginia Beach: CHRI Virginia Beach Hotel (A/H) Minority Holding, LLC, a Delaware limited liability company.

1.1.14.    Claims: collectively, all past, present and future claims, cross-claims, counterclaims, demands, liabilities, obligations, debts, liens, damages, losses, costs, expenses, controversies, actions, rights, suits, assessments, penalties, charges, indemnities, guaranties, promises, commitments, or causes of action of whatsoever nature, whether in law or equity and whether direct or indirect, known or unknown, asserted or unasserted, foreseen or unforeseen, fixed or contingent.

1.1.15.    Closing: the consummation of the purchase and sale of the Interests as contemplated by this Agreement.

1.1.16.    Closing Date: the date on which the Closing occurs.

1.1.17.    Closing Year: as defined in Section 9.1.1.

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1.1.18.    Company: individually or collectively, as applicable, CHRI Blacksburg and/or CHRI Virginia Beach.

1.1.19.    Contract Date: as defined in the Preamble.

1.1.20.    Contract: as to each Hotel, any contract for services, maintenance and supplies, purchase order, booking and reservation agreement, credit card service agreement, equipment lease and any other contract or agreement to which the applicable Property Owner or Manager is a party relating to the use, maintenance, operation, provisioning or equipping of such Hotel; but excluding the Tenant Leases.

1.1.21.    Damages: out-of-pocket damages, liabilities, losses, Claims, costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred by a Person.

1.1.22.    Distribution: as defined in Section 9.1.1.

1.1.23.    Environmental Laws: all Legal Requirements in effect as of the Contract Date relating to the protection of the environment or to human health, or regulating the manufacture, use or disposal of Hazardous Substances.

1.1.24.    Environmental Reports: as defined in Section 3.11.

1.1.25.    Escrow Agent: Stewart Title Guaranty, 5935 Carnegie Blvd., Suite 301, Charlotte, NC 28209. Attention: Regina L. Fiegel, Telephone: (704) 401-2010, Telecopy (704) 401-2039; E-Mail: rfiegel@stewart.com.

1.1.26.    Financial Statements: as defined in Section 3.15.

1.1.27.    Fiscal Year: as defined in the Management Agreement.

1.1.28.    Franchise Agreement: as to each Hotel, the franchise agreement set forth on Schedule 1.1.28.

1.1.29.    Franchisor: as to each Hotel, the franchisor party to the applicable Franchise Agreement.

1.1.30.    Franchisor Consent: as defined in Section 5.6.

1.1.31.    Hazardous Substance: any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, and toxic mold, in each case as regulated under Environmental Laws.

1.1.32.    Hotel or Hotels: individually or collectively, as applicable, the Blacksburg Hotel and/or the Virginia Beach Hotel.

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1.1.33.    Indemnity Agreement: the Indemnity Agreement in the form attached hereto as Exhibit C, pursuant to which Purchaser shall indemnify Seller for any actual losses incurred by Seller, in its capacity as guarantor or indemnitor, as applicable, under each of (i) the Blacksburg Hotel Guaranty, (ii) the Blacksburg Hotel Indemnity, (iii) the Virginia Beach Hotel Guaranty, and (iv) the Virginia Beach Hotel Indemnity, in each case solely to the extent that such losses are incurred with respect to obligations arising following the Closing Date.

1.1.34.    Indemnified Party: as defined in Section 7.5.5.

1.1.35.    Indemnifying Party: as defined in Section 7.5.5.

1.1.36.    Interests: all of Seller’s right, title and interest in and to the membership interests in, individually or collectively, as applicable, (i) CHRI Blacksburg, and/or (ii) CHRI Virginia Beach.

1.1.37.    Legal Requirement: any federal, state, local or municipal constitution, law, statute, ordinance, rule, order or regulation.

1.1.38.    Licenses and Permits: as to each Hotel, all certificates of occupancy and all zoning, building, safety and health approvals and all other licenses, permits and entitlements issued by a governmental authority and owned by the applicable Property Owner in connection with the operation or ownership of such Hotel; provided that Licenses and Permits shall not include Liquor Licenses.

1.1.39.    Liquor License: as defined in Section 5.5.

1.1.40.    Management Agreement: as to each Hotel, the management agreement set forth on Schedule 1.1.40.

1.1.41.    Manager: Crestline Hotels & Resorts LLC, a Delaware limited liability company, successor-in-interest to Crestline Hotels & Resorts, Inc., a Delaware corporation.

1.1.42.    Net Cash Flow: as defined in Section 9.1.1.

1.1.43.    Outside Closing Date: October 1, 2014.

1.1.44.    Person: a natural person or any legal or governmental entity.

1.1.45.    Promissory Note: as defined in Section 2.2.2.

1.1.46.    Property Owner: individually or collectively, as applicable, the Blacksburg Hotel Owner and/or the Virginia Beach Hotel Owner.

1.1.47.    Property Owner Operating Agreements: individually or collectively, as applicable, the Blacksburg Hotel Owner Operating Agreement and/or the Virginia Beach Hotel Owner Operating Agreement.

1.1.48.    Proration Report: as defined in Section 9.1.3.

1.1.49.    Purchase Price: as defined in Section 2.2.1.

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1.1.50.    Purchaser: as defined in the Preamble.

1.1.51.    Purchaser Parties: collectively, Purchaser, Purchaser’s Designee and each and all of their respective past, present or future agents, heirs, executors, administrators, conservators, successors, assigns, participants, direct and indirect parents, principals, subsidiaries, affiliates, related companies, shareholders, interest holders, investors, members, managers, partners (including general and limited partners), representatives, receivers, attorneys and beneficiaries, and each and all of the past, present and future managers, officers, directors and employees of each of them (each, a “Purchaser Party”).

1.1.52.    Purchaser’s Designee: as defined in Section 10.1.

1.1.53.    Seller: as defined in the Preamble.

1.1.54.    Seller Parties: Seller, and each and all of their respective past, present or future agents, heirs, executors, administrators, conservators, successors, assigns, participants, direct and indirect parents, principals, subsidiaries, affiliates, related companies, shareholders, interest holders, investors, members, managers, partners (including general and limited partners), representatives, receivers, attorneys and beneficiaries, and each and all of the past, present and future managers, officers, directors and employees of each of them (each, a “Seller Party”).

1.1.55.    Seller’s Knowledge: as to Seller, the actual current knowledge (without investigation or the duty to investigate) of those Persons set forth on Schedule 1.1.55. No knowledge of any other Person (including Manager and its employees) shall be imputed to Seller.

1.1.56.    Survival Date: the date that is one year after the Closing Date.

1.1.57.    Surviving Obligations: as defined in Section 7.6.1.

1.1.58.    Tenant Lease: as to each Hotel, any space lease, lease, license or concession agreement which provides for the use or occupancy of space or facilities at the Hotel to which Seller or Manager is a party, including any leases or licenses for antennae and related equipment; but excluding any booking or reservation agreement at such Hotel.

1.1.59.    Third-Party Claims: as defined in Section 7.5.5.

1.1.60.    Transaction Documents: collectively, this Agreement and the documents executed by Seller and Purchaser and/or Purchaser’s Designee in connection with the transaction described in this Agreement.

1.1.61.    Virginia Beach Hotel: that certain hotel commonly referred to as the Westin Virginia Beach Hotel and Conference Center, located at 4535 Commerce Street
Virginia Beach, VA 23462, and owned by Virginia Beach Hotel Owner, which is part of the condominium project commonly referred to as Town Center Condominium 7.

1.1.62.    Virginia Beach Hotel Guaranty: Guaranty of Recourse Obligations, dated December 21, 2007, by Armada/Hoffler Properties, L.L.C. and Seller for the benefit of Virginia Beach Hotel Lender.

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1.1.63.        Virginia Beach Hotel Indemnity: Permanent Loan Cross Indemnity, dated December 21, 2007, among Armada/Hoffler Properties L.L.C., Armada/Hoffler Properties II, L.L.C., Daniel A. Hoffler, Louis S. Haddad, CHRI Virginia Beach, Seller, Hampton W Company, LLC, Hampton University, Legacy Hospitality, LLC and VB City Hotels, LLC.

1.1.64.        Virginia Beach Hotel Lender: U.S. Bank National Association, successor-in-interest to Countrywide Commercial Real Estate Financing, Inc.

1.1.65.        Virginia Beach Hotel Owner: TCA Block 7 Hotel, L.L.C., a Virginia limited liability company.

1.1.66.    Virginia Beach Hotel Owner Operating Agreement: Second Amended and Restated Operating Agreement of Virginia Beach Hotel Owner, dated January 1, 2008, between VB City Hotels LLC, Armada/Hoffler Properties II, L.L.C., CHRI Virginia Beach, Hampton W Company, LLC, Legacy Hospitality, LLC, and TCA Block 7, Inc. (as the same may be amended or modified from time to time).

1.1.67.        Virtual Data Room: Seller’s virtual data room hosted by Box at (https://app.box.com/files/0/f/879279574/Crestline).

1.2.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to conflicts of laws principles).

1.3.        Captions, Numbering and Headings. Captions, numbering and headings of Articles, Sections, Schedules and Exhibits in this Agreement are for convenience of reference only and shall not be considered in the interpretation of this Agreement. References in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to be references to such Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise expressly specified.

1.4.        Number; Gender. Whenever required by the context, the singular shall include the plural, the neuter gender shall include the male gender and female gender, and vice versa.

1.5.        Business Day. In the event that the date for performance of any obligation or the exercise of any right or option under this Agreement falls on other than a Business Day, then such obligation shall be performed on the next succeeding Business Day. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in the State of New York are not open for business. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not Business Days.

1.6.        Severability. In the event that one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable, each such provision shall be deemed severable and the remaining provisions of this Agreement shall continue in full force and effect, unless this construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

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1.7.        No Oral Modifications or Waivers. No modification of this Agreement shall be valid or effective unless the same is in writing and signed by Seller and Purchaser. No purported waiver of any of the provisions of this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

1.8.        Exhibits. All Schedules and Exhibits referenced in this Agreement are incorporated by this reference as if fully set forth in this Agreement, and all references to this Agreement shall be deemed to include all such Schedules and Exhibits.

1.9.        Integration. This Agreement, all Schedules and Exhibits appended to this Agreement, the documents and agreements referenced in this Agreement contain the entire understanding between Seller and Purchaser with respect to the sale of the Interests, and are intended to be a full integration of all prior or contemporaneous agreements, conditions, understandings or undertakings between Seller and Purchaser with respect thereto. There are no promises, agreements, conditions, undertakings, understandings, warranties or representations, whether oral, written, express or implied, between Seller and Purchaser with respect to the sale of the Interests other than as are expressly set forth in this Agreement, the Schedules and Exhibits appended to this Agreement, the documents and agreements referenced in this Agreement and the Confidentiality Agreement.

1.10.      No Construction Against Drafter. This Agreement has been negotiated and prepared by Seller and Purchaser and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

1.11.      Including. The term “including,” and variants thereof, shall mean “including without limitation.”

ARTICLE 2. SALE OF INTERESTS

2.1.        Sale and Purchase. Subject to and in accordance with the terms of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Interests.

2.2.        Purchase Price.

2.2.1.      The purchase price (“Purchase Price”) for the sale and purchase of the Interests shall be Five Million and 00/100 Dollars ($5,000,000.00), subject to the debits and credits described in ARTICLE 9.

2.2.2.      At the Closing, Purchaser shall pay the Purchase Price, subject to the debits and credits described in ARTICLE 9, by Purchaser’s execution of a promissory note in the form attached hereto as Exhibit B (the “Promissory Note”).

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2.3.        Allocation of Purchase Price. The Purchase Price shall be allocated among the Interests as set forth on Schedule 2.3 and each party agrees to file any federal, state and local tax returns consistent with such allocation agreed upon between the parties. The provisions of this Section 2.3 shall survive Closing indefinitely.

ARTICLE 3. SELLER’S REPRESENTATIONS AND WARRANTIES

(A)         Seller, hereby represents and warrants to Purchaser as follows:

3.1.        Good Standing. Seller is duly organized, validly existing and in good standing under the laws of the state of its organization, and has all requisite limited liability company power and authority to conduct the business in which it is now engaged.

3.2.        Due Authorization. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement will have been duly and validly authorized by all requisite actions of Seller. Assuming the due execution and delivery of this Agreement by Purchaser, this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.3.        No Violations. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement will not:  (i) violate any Legal Requirement or any order of any court or governmental authority that is binding on Seller; (ii) subject to the fulfillment of the requirements set forth in Sections 5.6, result in a breach of or default under any material contract or other agreement to which Seller is a party, or (iii) result in a breach of or default under any provision of the organizational documents of Seller.

3.4.        Bankruptcy. Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

3.5.        Litigation. Except as set forth in Schedule 3.5, to Seller’s Knowledge, there are no Actions pending before any court or governmental authority or threatened against Seller (not including Actions filed with insurance companies, or litigation that is being defended by insurance companies), an adverse determination of which would materially adversely affect (i) the financial condition of Seller, or (ii) Seller’s ability to enter into or perform under this Agreement.

3.6.        Terrorist Organizations Lists. Seller is not acting, directly or, to Seller’s Knowledge, indirectly, for or on behalf of any Person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any Person designated in Executive Order 13224 as a Person who commits, threatens to commit, or supports terrorism. Seller is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such Person.

3.7.        Brokers. No broker, finder or similar consultant has acted on behalf of Seller Parties in connection with this Agreement or the transaction contemplated by this Agreement.

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3.8.        No Lien. Seller owns the Interests free and clear of any security interest, lien, pledge, purchase option, charge or other encumbrance.

(B)         As to each Hotel, Seller hereby represents and warrants to Purchaser as follows:

3.9.        Violations of Law. Neither Seller nor, to Seller’s Knowledge, Manager or the applicable Property Owner has received any written notice from any governmental authority alleging a violation of any Legal Requirement that has not been corrected.

3.10.      Condemnation. Neither Seller nor, to Seller’s Knowledge, Manager or the applicable Property Owner, has received any written notice of any pending or threatened condemnation actions with respect to such Hotel.

3.11.      Environmental Matters. Schedule 3.11 accurately identifies each Environmental Report of which Seller has a copy (the “Environmental Reports”) and to Seller’s Knowledge, Purchaser has been provided with a true, correct and complete copy of each such Environmental Report. To Seller’s Knowledge, other than as set forth in the Environmental Reports, and other than (i) Hazardous Substances used in the ordinary course of maintaining and cleaning such Hotel in commercially reasonable amounts, and (ii) Hazardous Substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at such Hotel in commercially reasonable amounts, no Hazardous Substances are present on or in such Hotel. To Seller’s Knowledge, the Hazardous Substances described in the foregoing clauses (i) and (ii) are being used and disposed of in compliance with all Environmental Laws.

PURCHASER ACKNOWLEDGES THAT (1) PURCHASER HAS RECEIVED COPIES OF THE ENVIRONMENTAL REPORTS LISTED ON SCHEDULE 3.11 WITHOUT REPRESENTATION OR WARRANTY, AND (2) IF SELLER DELIVERS ANY ADDITIONAL ENVIRONMENTAL REPORTS TO PURCHASER, PURCHASER WILL PROMPTLY UPON RECEIPT THEREOF BE DEEMED TO HAVE ACKNOWLEDGED IN WRITING THAT IT HAS RECEIVED SUCH REPORTS WITHOUT REPRESENTATION OR WARRANTY. SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM ANY ENVIRONMENTAL REPORT. SUBJECT TO ANY CONSENT PURCHASER MAY RECEIVE FROM THE PREPARER OF ANY SUCH ENVIRONMENTAL REPORT THAT PURCHASER MAY RELY ON SUCH ENVIRONMENTAL REPORT, PURCHASER SHALL HAVE NO CLAIMS AGAINST THE PREPARER OF ANY ENVIRONMENTAL REPORT PROVIDED BY SELLER. PURCHASER HAS CONDUCTED ITS OWN INVESTIGATION OF THE ENVIRONMENTAL CONDITION OF THE HOTEL TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.

3.12.      Contracts. Schedule 3.12 accurately identifies each Contract currently in full force and effect at such Hotel of which Seller has a copy and to Seller’s Knowledge, Purchaser has been provided with a true, correct and complete copy of each such Contract. To Seller’s Knowledge, there is no default or set of circumstances which but for the passage of time would result in a default under any Contract by the applicable Property Owner or any third party.

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3.13.      Tenant Leases. Schedule 3.13 accurately identifies each Tenant Lease currently in full force and effect at such Hotel of which Seller has a copy and to Seller’s Knowledge, Purchaser has been provided with a true, correct and complete copy of each such Tenant Lease as received by it from Manager.

3.14.      Employees. Seller has no employees who are employees of such Hotel and, to Seller’s Knowledge, neither Property Owner has any employees who are employees of the applicable Hotel.

3.15.      Financial Information. Seller has provided to Purchaser a correct and complete copy of the unaudited annual operating statement for the 2013 Fiscal Year for such Hotel as received by it from the Company or the Manager (the “Financial Statement”). To Seller’s Knowledge, such Financial Statement was prepared by the Manager in accordance with the accounting standards set forth in the Management Agreement and fairly present the operations of such Hotel for the periods covered. Seller shall also provide to Purchaser financial statements of CHRI Blacksburg and CHRI Virginia Beach that were prepared by Blacksburg Hotel Owner and Virginia Beach Hotel Owner, respectively, with corrections made thereto by Seller.

3.16.      Licenses and Permits. To Seller’s Knowledge, each Property Owner (or, to the extent permissible and applicable, Manager on Property Owner’s behalf) owns or possess all of the licenses, permits and entitlements required by any governmental authority for the operation and ownership of the applicable Hotel as currently conducted and all such Licenses and Permits are unexpired and are in full force and effect. To Seller’s Knowledge, no Property Owner or Manager has received written notice from any governmental authority that (i) the Licenses and Permits necessary for the operation and ownership of the applicable Hotel as it is currently operated are not in full force and effect, or (ii) that there has been any uncured violation of any such Licenses and Permits. Seller has provided to Purchaser true, correct, and complete copies of all of the Licenses and Permits (of which Seller has a copy) issued by any governmental authority necessary to operate, maintain and use such Hotel as it is currently operated, including Licenses and Permits relative to the handling of Hazardous Substances.

ARTICLE 4. PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser hereby represents and warrants to Seller as follows:

4.1.        Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization, and has full power and authority to conduct the business in which it is now engaged.

4.2.        Due Authorization. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite actions of Purchaser and its partners, members, board of directors, board of managers, trustees or other Persons, as applicable. Assuming the due execution and delivery of this Agreement by Seller, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

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4.3.        No Violations. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement will not:  (i) violate any Legal Requirement or any order of any court or governmental authority that is binding on Purchaser; (ii) result in a breach of or default under any contract or other agreement to which Purchaser is a party, or (iii) result in a breach of or default under any provision of the organizational documents of Purchaser.

4.4.        Bankruptcy. Purchaser is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

4.5.        Litigation. There are no Actions pending or, to Purchaser’s knowledge, threatened against Purchaser before any court or governmental authority, an adverse determination of which would materially adversely affect (i) the financial condition of Purchaser, or (ii) Purchaser’s ability to enter into or perform this Agreement.

4.6.        No Other Relationships; Brokers. No broker, finder or similar consultant has acted on behalf of any of the Purchaser Parties in connection with this Agreement or the transaction contemplated by this Agreement.

4.7.        Terrorist Organizations Lists. Purchaser is not acting, directly or indirectly, for or on behalf of any Person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any Person designated in Executive Order 13224 as a Person who commits, threatens to commit, or supports terrorism. Purchaser is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such Person.

ARTICLE 5. ACTIONS PENDING CLOSING

5.1.        Additional Due Diligence.

5.1.1.      Seller shall use commercially reasonable efforts to cooperate with Purchaser’s continued due diligence of the Interest and the Hotels; provided, however, that Purchaser shall have no right to terminate this Agreement, nor a right of set-off or reduction of the Purchase Price, as a result of such diligence.

5.1.2.      Seller shall continue to make or cause to be made available to Purchaser for inspection and copying all books, records and files of Seller related to the Interests and the Hotels (other than the Confidential Materials). Any inspection of such books, records and files shall be during regular business hours and upon reasonable prior notice to Seller. Seller makes no representation or warranty with respect to the accuracy or completeness of such books, records and files.

5.1.3.      Seller shall continue to use commercially reasonable efforts to (a) obtain and provide Purchaser with any due diligence matters related to the Hotels that Purchaser reasonably requests, and (b) otherwise facilitate communication between Purchaser and each Property Owner (subject to the satisfaction of any requirements or conditions of Property Owner prior to granting Purchaser access to its Hotel or any Hotel materials).

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5.1.4.      Upon any termination of this Agreement, Purchaser shall promptly: (i) deliver to Seller all books, records and files (and all copies thereof) and other information obtained by Purchaser pursuant to this Section 5.1, and (ii) destroy all memoranda, notes and other writings prepared by Purchaser (or its representatives, agents or contractors) and containing any information described in the foregoing clause (i).

5.1.5.      Purchaser’s obligations under this Section 5.1 shall survive the Closing or termination of this Agreement indefinitely.

5.2.        Covenants. Prior to the Closing, unless Purchaser consents otherwise, which consent will not be unreasonably withheld, conditioned or delayed:

5.2.1.      Seller shall not assign, sell, transfer or otherwise dispose of all or any portion of the Interests, and shall not grant a security interest, lien, pledge, charge or other encumbrance upon all or any portion of any Interests.

5.2.2.      Seller shall not cause CHRI Blacksburg or CHRI Virginia Beach to: (i) exercise any of its rights under the Property Owner Operating Agreements (including any right to approve or disapprove any action taken by such Property Owner), or (ii) agree to amend or otherwise modify the Property Owner Operating Agreements.

5.3.        Updates to Representations. Prior to the Closing, Seller and Purchaser shall each promptly notify the other in writing if it becomes aware of any fact or condition that is inconsistent with any of Seller’s representations or warranties under this Agreement. Such representations and warranties shall automatically be deemed modified to reflect (a) all information actually known to Purchaser prior to the Contract Date, and (b) the following information, which shall be deemed to be known to Purchaser: (x) information included prior to the Contract Date in the Virtual Data Room or otherwise delivered to Purchaser, (y) information related to any physical condition affecting any Hotel that existed prior to the Contract Date, and (z) any matters existing as of the Contract Date.

5.4.        Satisfaction of Conditions. Prior to the Closing, Seller and Purchaser shall each use good faith, commercially reasonable efforts to satisfy the conditions to the Closing set forth in ARTICLE 6.

5.5.        Liquor License. Promptly following the Contract Date, Seller shall work with each Property Owner, with any reasonably necessary out-of-pocket expenses being shared equally between the parties, to prepare and deliver all filings or notices due, or consents required under any Legal Requirements for the continued sale of alcoholic beverages at each Hotel from and after the Closing Date consistent with the practices and procedures in effect as of the Contract Date (collectively, “Liquor Licenses”). Seller shall keep Purchaser informed of the status of such items and shall promptly respond to Purchaser’s inquiries regarding the status of the same. Purchaser shall provide Seller with all information and materials as may be required in connection with the foregoing.

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5.6.         Consent of Franchisor. As to each Hotel, Seller, with any reasonably necessary out-of-pocket expenses being shared equally between the parties, shall use commercially reasonable efforts to work with the Property Owners to make all necessary applications for, and diligently pursue, the consent of each Franchisor to the transactions contemplated by this Agreement (each, a “Franchisor Consent”). Purchaser shall provide Seller with all information and materials as may be required by each Franchisor. Seller shall keep Purchaser informed of the status of such applications, and shall promptly respond to Purchaser’s inquiries regarding the status of the same.

5.7.         Schedules.Within ten (10) days of the date hereof, Seller and Purchaser shall agree on Schedules 1.1.90, 2.3, 3.5, 3.9, 3.10 and 3.16 to this Agreement, following which Seller and Purchaser shall enter into an amendment to this Agreement attaching the same.

ARTICLE 6. CONDITIONS TO CLOSING

6.1.         Purchaser’s Conditions to Closing. The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

6.1.1.    Each of Seller’s representations and warranties set forth in this Agreement (as deemed to have been modified by the second sentence of Section 5.3) shall be true and correct in all material respects as of the Closing Date (provided that if any representation and warranty speaks as of a particular date or period, it will continue to speak as of such date or period). An inaccuracy in Seller’s representations and warranties shall be deemed to be material if it (a) materially adversely affects Seller’s ability to proceed to the Closing under this Agreement, or (b) requires a modification to Seller’s representations and warranties that, in the aggregate with all such modifications or updates, has a material adverse effect on the value of the Interests.

6.1.2.    Seller shall have performed all of its material obligations under this Agreement required to have been performed at or prior to the Closing.

6.1.3.    At or prior to Closing, each Franchisor shall have consented to the transactions contemplated by this Agreement and any conditions to such consent have been satisfied.

6.2.         Failure of Purchaser’s Condition. In the event of the failure of any condition set forth in Section 6.1, Purchaser, at its sole election, may (i) terminate this Agreement, (ii) waive the condition and proceed to the Closing, or (iii) extend the Closing Date for such additional period of time (not to exceed the Outside Closing Date) as may be reasonably required to allow such condition to be satisfied. Nothing set forth in this Section 6.2 shall affect Purchaser’s rights or remedies under Section 8.2 with respect to any breach of this Agreement by Seller.

6.3.         Seller’s Conditions to Closing. The obligation of Seller to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by Seller:

6.3.1.    Each of Purchaser’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

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6.3.2.    Each of Purchaser’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as if made by Purchaser’s Designee as of the Closing Date.

6.3.3.    Purchaser shall have performed all of its material obligations under this Agreement required to have been performed at or prior to the Closing.

6.3.4.    Closing shall have occurred or occur simultaneously with the Closing under the Asset Purchase and Sale Agreement.

6.3.5.    At or prior to Closing, each Franchisor shall have consented to the transactions contemplated by this Agreement and any conditions to such consent have been satisfied.

6.4.        Failure of Seller’s Condition. In the event of the failure of any condition precedent set forth in Section 6.3, Seller, at its sole election, may (i) terminate this Agreement, (ii) waive the condition and proceed to the Closing, or (iii) extend the Closing Date for such additional period of time (not to exceed the Outside Closing Date) as may be reasonably required to allow Purchaser to satisfy such condition. Nothing set forth in this Section 6.4 shall affect Seller’s rights or remedies under Section 8.1 with respect to any breach of this Agreement by Purchaser.

ARTICLE 7. CLOSING

7.1.        Closing.

7.1.1.    The Closing shall be held on the earlier of (x) the date mutually agreed to by the parties, or (y) the Outside Closing Date. Notwithstanding anything in this Agreement to the contrary, including, but not limited to, the requirement in Section 6.3.4., the Closing may be bifurcated in accordance with Section 7.1.1 of the Asset Purchase and Sale Agreement.

7.1.2.    The Closing shall be conducted through an escrow with Escrow Agent, and Seller and Purchaser shall execute (or cause their counsel to execute) such additional instructions to Escrow Agent as may be required in connection therewith. The parties shall deposit documents and funds with Escrow Agent such that the Closing is consummated no later than 4:00 p.m. Eastern Time on the Closing Date.

7.2.        Seller’s Closing Deliveries. At or prior to the Closing (except as otherwise expressly provided below), Seller shall deliver or cause to be delivered to Escrow Agent the following:

7.2.1.    The Assignment and Assumption of Interests, duly executed by Seller and dated as of the Closing Date.

7.2.2.    The Indemnity Agreement, duly executed by Seller and dated as of the Closing Date.

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7.2.3.    A certificate, duly executed by Seller, confirming that its representations and warranties set forth in this Agreement are correct as if made on the Closing Date (or noting any exceptions and as the same are deemed to have been modified by the second sentence of Section 5.3).

7.2.4.    For Seller, a secretary’s certificate, incumbency certificate, resolutions, organizational documents and such other documents and instruments as are customary and as may be reasonably requested by Purchaser or Escrow Agent to effectuate the transactions contemplated by this Agreement.

7.3.         Purchaser’s Closing Deliveries. At or prior to the Closing, Purchaser shall deliver to Escrow Agent the following:

7.3.1.    The Assignment and Assumption of Interests, duly executed by Purchaser (or Purchaser’s Designee) and dated as of the Closing Date.

7.3.2.    The Indemnity Agreement, duly executed by Purchaser (or Purchaser’s Designee) and dated as of the Closing Date.

7.3.3.    A certificate, duly executed by Purchaser, confirming that its representations and warranties set forth in this Agreement are correct as if made on the Closing Date (or noting any exceptions)

7.3.4.    A certificate from Purchaser’s Designee, duly executed by Purchaser’s Designee, confirming that Purchaser’s representations and warranties set forth in the Agreement are correct as if made by Purchaser’s Designee on the Closing Date (or noting any exceptions).

7.3.5.    The Promissory Note, duly executed and acknowledged by Purchaser and dated as of the Closing Date.

7.3.6.    Copies of Purchaser’s and Purchaser’s Designee’s secretary’s certificate, incumbency certificate, resolutions, organizational documents and such other documents and instruments as are customary and as may be reasonably requested by Seller or Escrow Agent to effectuate the transactions contemplated by this Agreement.

7.4.         Closing and Other Costs.

7.4.1.    Seller and Purchaser shall each bear its own counsel’s fees and expenses in connection with the transactions described in this Agreement.

7.4.2.    Purchaser shall pay all costs of Purchaser’s due diligence investigations of the Interests and the Hotels.

7.4.3.    All other costs and expenses incident to this transaction and the Closing hereof and not specifically set forth in this Section 7.4 or elsewhere in this Agreement shall be paid by Seller and Purchaser in a manner consistent with custom for similar transactions in the city where the Hotel is located.

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7.4.4.    The provisions of this Section 7.4 shall survive the Closing indefinitely.

7.5.        Indemnification.

7.5.1.    From and after the Closing, Seller shall indemnify the Purchaser Parties, and shall hold Purchaser Parties harmless from and against, any and all Damages paid or incurred by Purchaser Parties due to (i) any breach of any representation or warranty made by Seller in this Agreement or any other Transaction Document executed by Seller, and (ii) any breach of any covenant to be performed from and after the Closing by Seller pursuant to this Agreement or any other Transaction Document executed by Seller. Notwithstanding anything to the contrary in this Agreement, the obligations of Seller under this Section 7.5.1 shall not extend to any special, incidental, consequential or punitive damages, lost profits or business interruption.

7.5.2.    Subject to any express provisions of this Agreement to the contrary, from and after the Closing, Purchaser shall indemnify the Seller Parties, and shall hold Seller Parties harmless from and against, any and all damages paid or incurred by Seller Parties due to (i) any breach of any representation or warranty made by Purchaser or Purchaser’s Designee in this Agreement or any other Transaction Document executed by Purchaser or Purchaser’s Designee, (ii) any breach of any covenant to be performed from and after the Closing by Purchaser or Purchaser’s Designee pursuant to this Agreement or any other Transaction Document executed by Purchaser or Purchaser’s Designee, and (iii) any obligations with respect to which Purchaser receives a credit at the Closing, to the extent of such credit.

7.5.3.    Notwithstanding anything to the contrary in this Agreement or any other provision of any Transaction Document to the contrary, Seller shall have no obligation to indemnify, defend or hold harmless the Purchaser Parties with respect to (i) any Damages arising out of the alleged presence at, or release or disposal from a Hotel of any Hazardous Substance, or the alleged violation of any Environmental Laws, (ii) any Damages arising out of a violation of any Legal Requirement with respect to the physical condition, maintenance or improvement of a Hotel (including zoning and building codes and the Americans with Disabilities Act), or (iii) any Damages arising out of the state of the physical condition, maintenance or improvement of a Hotel, except (in the case of this clause (iii) only) any Damages for the death of or injury to third parties, or damage to property other than such Hotel occurring prior to the Closing Date.

7.5.4.    Notwithstanding anything to the contrary in this Agreement, the aggregate liability of Seller under Section 7.5.1 shall not exceed an amount equal to five percent (5%) of the Purchase Price except for liability based upon actual fraud on the part of Seller. Further notwithstanding anything to the contrary in this Agreement, no Seller shall have any liability to Purchaser Parties under Section 7.5.1, except to the extent that the aggregate of all Damages paid or incurred by Purchaser Parties (and but for this sentence would be paid by all Seller, in the aggregate, pursuant to Section 7.5.1) as described in Section 7.5.1 exceeds an amount equal to $50,000.00, and where the aggregate of all Damages paid or incurred by Purchaser Parties exceeds an amount equal to $50,000.00, Seller shall pay only the Damages in excess of $50,000.00).

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7.5.5.    A party entitled to indemnification under this Agreement (an “Indemnified Party”) shall promptly notify the party that is required to provide such indemnification (the “Indemnifying Party”) in writing of any Claim which may give rise to the right to indemnification hereunder; provided, however, that failure to timely give the notice provided in this Section 7.5.5 shall not release, waive or otherwise affect the Indemnifying Party’s obligations under this Section 7.5.5 with respect thereto, except to the extent that the Indemnifying Party is prejudiced as a result of such failure.  The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim covered by this Section 7.5.5 without the prior written consent (which shall not be unreasonably withheld, delayed or conditioned) of the Indemnifying Party.  The Indemnifying Party shall have the right, with the consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned), to settle any Claim giving rise to indemnity hereunder resulting from or arising out of any Claim or Action by a Person other than the Indemnified Party (a “Third-Party Claim”) which is susceptible to being settled, provided that the Indemnified Party shall have no obligation of any kind to consent to any settlement of such Third-Party Claim unless such settlement (a) is for money damages only, the full amount of which shall be paid by the Indemnifying Party, (b) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any liabilities for Damages or other obligations with respect to such Third-Party Claim, and (c) would not reasonably be expected to have an adverse impact on the Indemnified Parties.  In connection with a Third-Party Claim, the Indemnifying Party may, at its sole cost and expense, upon written notice to the Indemnified Party received by the Indemnified Party within ten (10) calendar days after receipt of notice of such Third-Party Claim by the Indemnifying Party, assume the defense of any such Third-Party Claim or Action with counsel reasonably acceptable to the Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense, and shall pay the fees and expenses of counsel retained by the Indemnified Party, if such Third-Party Claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a Claim which, if adversely determined, could be reasonably expected to establish a precedent, custom or practice adverse to the continuing business interests or prospects of the Indemnified Party, or (iv) involves a Claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party has failed or is failing to prosecute or defend vigorously or that creates a conflict for the Indemnifying Party.  Other than as provided in the immediately preceding sentence, after assumption of the defense of any Claim as aforesaid, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Action with its own counsel and at its own expense (except as otherwise provided in this Section 7.5.5), and shall be entitled to any and all information and documentation relating thereto.  If the Indemnifying Party does not assume the defense of any such Claim or Action resulting therefrom in accordance with the terms hereof or fails to pursue such defense with diligence, the Indemnified Party may, at the expense of the Indemnifying Party and upon prior written notice to the Indemnifying Party (with reasonable opportunity for the Indemnifying Party to assume such defense, subject to the terms of this Section 7.5.5), defend against such Claim or Action in such manner as it reasonably may deem appropriate.  The Indemnified Party will cooperate reasonably with the Indemnifying Party in their respective efforts to conduct or resolve such matters, including by making available to the Indemnifying Party relevant documents and witnesses.  The Indemnified Party and the Indemnifying Party shall keep each other informed of all settlement negotiations with third parties and of the progress of any litigation with third parties. The Indemnified Party and the Indemnifying Party shall permit each other reasonable access to books and records and shall otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a Claim by a third Person. Notwithstanding the foregoing, the parties shall have no obligation to share information or documents that are subject to applicable privileges unless counsel to the disclosing party is satisfied that disclosure can be made in such a manner as to preserve such privileges.

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7.5.6.    From and after the Closing, except as otherwise expressly set forth in any Transaction Document executed by the party to be charged, the indemnification provisions in this Section 7.5 shall be the exclusive remedies of Seller and Purchaser in connection with any of the matters described in this Section 7.5, the transactions described in this Agreement and in the other Transaction Documents and/or relating to the Interests (or any Hotel), and each party hereby waives and releases any other rights or remedies it may have under applicable law or at equity in connection therewith. This Section 7.5.6 shall survive the Closing indefinitely.

7.6.        Survival and other Limitations.

7.6.1.    The Closing shall be deemed a full satisfaction by Seller and Purchaser of all of their respective obligations and covenants under this Agreement and under the other Transaction Documents (other than the Surviving Obligations). Except for the Surviving Obligations, all other obligations of Seller and Purchaser under this Agreement shall be deemed to terminate immediately upon the Closing. As used herein, “Surviving Obligations” shall mean the representations and warranties made by Purchaser and Seller under this Agreement and under the other Transaction Documents executed by them and those other covenants, duties and obligations (including any indemnity obligations) of Seller or Purchaser under this Agreement and under the other Transaction Documents executed by them that are expressly stated herein or therein to survive the Closing.

7.6.2.    With respect the Surviving Obligations, and in all events subject to the provisions of Section 7.5,

7.6.2.1.          all representations and warranties made by Seller and Purchaser set forth in this Agreement and/or in any of the other Transaction Documents shall survive the Closing until the Survival Date, and any Action (including any claim or demand for indemnification) on any such representation or warranty must be instituted on or before the Survival Date.

7.6.2.2.          all other Surviving Obligations that are expressly stated to survive the Closing indefinitely or for a specific period of time beyond the Closing shall survive indefinitely or for such other specified time period, as applicable, and to the extent any such other Surviving Obligation is stated expressly to survive the Closing for a specified period of time (i.e., other than indefinitely), any Action (including any claim or demand for indemnification) thereon must be instituted on or before the expiration of the stated survival period therefor; provided, however, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, any Action (including any claim or demand for indemnification) that is based upon the obligations of Seller under clause (ii) of Section 7.5.1 must be instituted on or before the Survival Date, and Purchaser waives and releases any right to bring any Action (including any claim or demand for indemnification) thereunder after such date.

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7.6.3.    Notwithstanding any other provision of this Agreement, if at or prior to the Closing Purchaser obtains actual knowledge (including by way of the certificate delivered by Seller at the Closing pursuant to Section 7.2.3) that any representation or warranty of Seller under this Agreement (as the same is deemed to have been modified by the second sentence of Section 5.3) is inaccurate in any respect, but nonetheless proceeds to the Closing, Purchaser shall be deemed to have waived any right to make a Claim arising out of such inaccuracy, and Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified to reflect all such matters actually known to Purchaser. Notwithstanding anything to the contrary in this Agreement, in no event shall Seller be liable to Purchaser for any Damages, or be deemed to be in default hereunder by reason of any breach of a representation or warranty which results from any change that (a) occurs between the Effective Date and the Closing, and (b) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent. The occurrence of a change in a representation and warranty may, however, result in the failure of the condition set forth in Section 6.1.1, subject to the terms thereof.

ARTICLE 8. DEFAULT, REMEDIES

8.1.         Purchaser’s Default. If Purchaser defaults in its obligation to proceed to the Closing in accordance with this Agreement, or if any condition set forth in Section 6.3.1, 6.3.2 6.3.3 or 6.3.4 is not satisfied and Seller elects not to proceed to the Closing, and in any such default is not cured and/or such condition is not satisfied within five (5) days after Seller has given Purchaser written notice of the same, then Seller, as its sole and exclusive remedy, shall have the right to exercise all rights and remedies available to it or its affiliates under that certain Amended and Restated Limited Liability Company Agreement of Crestline Hotels & Resorts, LLC, dated August 31, 2013 (as the same may be amended or otherwise modified from time to time).

8.2.         Seller’s Default.

8.2.1.     Except as provided in Section 8.2.2 below, if Seller defaults in its obligation to proceed to the Closing in accordance with this Agreement, or if any condition set forth in Sections 6.1.1 or 6.1.2 is not satisfied and Purchaser elects not to proceed to the Closing, and if such default is not cured and/or such condition is not satisfied within five (5) days after Purchaser has given Seller written notice of the same, then Purchaser shall be entitled, as its sole remedy, to recover from Seller, Purchaser’s actual, verifiable out-of-pocket due diligence costs incurred in connection with the transaction contemplated by this Agreement, provided that, as to each Interest, in no event shall the amount of such out-of-pocket costs (including reasonable attorney’s fees) exceed in the aggregate Fifty Thousand Dollars ($50,000). Upon receipt of the foregoing, this Agreement shall terminate and neither party shall have any further obligations or liabilities to the other party under this Agreement, except for obligations that expressly survive termination of this Agreement.

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8.2.2.     Notwithstanding the provisions of Section 8.2.1, if (a) Seller shall willfully and intentionally refuse or fail to convey the Interests as provided in this Agreement for any reason other than any provision of this Agreement that (i) permits Seller to terminate this Agreement, (ii) relieves Seller of the obligation to convey the Interests or (iii) conditions Seller’s obligation to convey the Interests and such condition has not been satisfied, and (b) Purchaser has (i) waived all conditions to Closing for the benefit of Purchaser under this Agreement (other than the conditions set forth in Sections 6.1.1 or 6.1.2), (ii) has delivered to Escrow Agent the documents, instruments and other items required to be delivered by Purchaser at the Closing, together with an unconditional written instruction to proceed to the Closing, and (iii) Seller thereafter fails or refuses to deliver to Escrow Agent within three (3) Business Days thereafter the documents and instruments required to be delivered by Seller at the Closing, then Purchaser may, in lieu of exercising the remedy provided for in Section 8.2.1 (but not in addition thereto), commence appropriate legal proceedings seeking to enforce Seller’s obligation to convey the Interests through specific performance, provided that no such proceeding for specific performance shall require Seller to do any of the following (unless otherwise expressly required of Seller by this Agreement) secure any permit, approval, consent or other agreement or instrument from any third party not affiliated with Seller with respect to the Interests or a Hotel or Seller’s conveyance of such Interests; and, provided further, that the remedy provided for in this Section 8.2.2 shall be available to Purchaser only if Purchaser commences such proceeding within not more than thirty (30) calendar days after the later of (x) the expiration of the three (3) Business Day period referred to above and (y) the date of the alleged act upon which Purchaser’s proceeding is predicated becomes known to Purchaser.

8.2.3.    Notwithstanding anything to the contrary contained herein, Purchaser hereby waives any right to recover Damages (whether actual, consequential, punitive or other), or, except as expressly provided in Section 8.2.2, to seek specific performance or other equitable relief, as a result of any breach or default by Seller under this Agreement, except for the indemnified matters described in Section 7.5.1 following the Closing.

ARTICLE 9. PRORATIONS

9.1.          Prorations .

9.1.1.    Prior to Closing, Seller shall not cause or permit either Company to make a distribution to Seller.

9.1.2.    Any distribution (each, a “Distribution”) of Net Cash Flow (as defined in the applicable Property Owner Operating Agreement) (“Net Cash Flow”) to a Company for the operating year during which the Closing occurs (the “Closing Year”), regardless of when made, with respect to the period prior to the Apportionment Time shall be for the account of Seller and with respect to the period after the Apportionment Time shall be for the account of Purchaser. Any distribution of Net Cash Flow to a Company for (x) an operating year prior to the Closing Year shall be for the account of Seller, and (y) an operating year after the Closing Year shall be for the account of Purchaser. For the avoidance of doubt, distributions of amounts other than Distributions of Net Cash Flow shall be retained by the Companies for the account of Purchaser, and shall not be subject to proration.

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9.1.3.    Within one (1) Business Day following the date on which each Company actually receives a Distribution of Net Cash Flow for the Closing Year, Purchaser shall prepare and issue to Seller a report showing the amount of such Distribution and the appropriate proration thereof ( the “Proration Report”). The Parties shall come to a final determination of the accuracy of the Proration Report within five (5) days after the issuance of the Proration Report. Within two (2) Business Days after such final determination, Purchaser shall pay to Seller its share of such Distribution in immediately available funds.

9.2.        Interest If Purchaser shall fail to pay any amount due by it pursuant to this ARTICLE 9 by the date the same is due and payable, interest shall accrue on the unpaid portion at the rate of 10% per annum until paid in full.

9.3.        Survival. This ARTICLE 9 shall survive the Closing until the Survival Date.

ARTICLE 10. MISCELLANEOUS

10.1.      Assignment. Neither Seller nor Purchaser shall assign this Agreement without the consent of the other. If Purchaser desires to assign the right to receive any Interests at the Closing to another Person (“Purchaser’s Designee”), Purchaser shall give notice to Seller showing the anticipated ownership structure of Purchaser and Purchaser’s Designee as of the Closing Date, together with such other information as Seller may reasonably request. No such assignment shall delay or otherwise adversely affect the Closing. Upon any such assignment, Purchaser’s Designee shall be deemed to have assumed for the benefit of Seller all obligations of Purchaser under this Agreement, but such assignment shall not relieve Purchaser of its obligations under this Agreement, which obligations shall remain the joint and several obligations of Purchaser. Seller may, in its sole and absolute discretion, pursue any Action against, or seek to enforce or demand performance from Purchaser or Purchaser’s Designee, in respect to any Transaction Document, without prejudice to its rights thereafter to pursue such Action or demand against Purchaser or Purchaser’s Designee, as the case may be.

10.2.      Notices. Notices and other communications required or permitted under this Agreement shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service or by facsimile. All notices shall be addressed as follows:

If to Seller: Simon Pedro Barceló C/. José Rover Motta, 27 07006 Palma de Mallorca Spain Phone: 011 34 (971) 771 700 Fax: 011 34 (971) 466 720	with a copy to: Holland & Knight LLP 1600 Tysons Boulevard Suite 700 Tysons Corner, Virginia 22102 Attn: William J. Mutryn Phone: (703) 720-8069 Fax: (703) 720-8610

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If to Purchaser:

American Realty Capital Hospitality Trust, Inc.

405 Park Avenue, 15th Floor

New York, NY 10022

Tel. No.: 212.415.6505

Fax No.: 857.207.3397

Attention: Jon Mehlman

Tel. No.: (646) 626-8857

Fax No.: (646) 861-7784

with a copy to: Jesse Galloway c/o AR Capital, LLC 405 Park Avenue, 15th Floor New York, NY 10022 Tel. No.: (212) 415-6516 Fax No.: (646) 861-7751
If to Escrow Agent: Stewart Title Guaranty 5935 Carnegie Blvd., Suite 301 Charlotte, NC 28209 Attention: Regina L. Fiegel Tel. No.: (704) 401-2010 Fax No.: (704) 401-2039

or to such other addresses as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered or sent by recognized overnight delivery service, or upon electronically verified transmission, if such delivery is by facsimile. Notices may be given on behalf of a party by such party’s legal counsel.

10.3.      Reserved.

10.4.      Waiver of Jury Trial; Jurisdiction. Seller and Purchaser each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated by this Agreement. Any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement shall be brought exclusively in any United States District Court sitting in New York, New York, and Seller and Purchaser agree that such courts are the most convenient forum for resolution of any such action and further agree to submit to the jurisdiction of such courts and waive any right to object to venue in such courts.

Seller’s Initials: __________ Purchaser’s Initials: __________

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10.5.      Counterparts; Electronic Signatures and Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute a single binding instrument. In order to expedite the execution and delivery of this Agreement by the parties hereto, signatures may transmitted via facsimile or other electronic means may be used in place of original signatures on this Agreement. Each of the parties hereto intend to be, and hereby are, bound by any signatures delivered via facsimile or other electronically transmitted means, and are aware that the other party will rely on any such facsimile or electronically transmitted signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature. This Section 10.5 shall survive the Closing indefinitely.

10.6.      Brokerage. Purchaser and Seller each shall indemnify and hold the other harmless from Claims made by or Damages owing to any broker, finder or similar consultant claiming through it for a commission, fee or compensation in connection with this Agreement or the transaction contemplated by this Agreement. The indemnification obligations set forth in this Section 10.6 shall survive the Closing or any termination of this Agreement indefinitely.

10.7.      No Third Party Beneficiaries. Nothing in this Agreement shall be construed to confer any third party benefit on any broker, finder or similar consultant, or any other Person not a party hereto with respect to this Agreement or the transaction described herein. This Section 10.7 shall survive the Closing or any termination of this Agreement indefinitely.

10.8.      Confidentiality. Purchaser and Seller shall each maintain as confidential any and all information and material obtained about the other which is furnished to it by the other in connection with this Agreement, and such obligation shall survive any termination of this Agreement and shall survive the Closing indefinitely. Purchaser and Seller shall each maintain as confidential the terms of this Agreement and such obligation shall survive the Closing and any termination of this Agreement indefinitely, except such obligation shall terminate at the Closing as to the Purchase Price and Closing Date (provided that the foregoing confidentiality requirement shall not limit either party’s ability to utilize a sanitized version of any Transaction Document as a form agreement). Purchaser shall maintain as confidential any and all information and material obtained by it concerning the Interests or any Hotel, and (a) with respect to Confidential Materials, such obligation shall survive the Closing and any termination of this Agreement indefinitely and (b) with respect to all other information and material, such obligation shall terminate at the Closing or, if the Closing does not occur, shall survive any termination of this Agreement indefinitely. Confidential information shall not include information and material which (i) becomes generally available to the public other than as a result of a disclosure prohibited by this Section 10.8, (ii) is known to Purchaser or Seller, as the case may be, on a non-confidential basis, prior to its receipt of such information and material from the other, or (iii) becomes available to Purchaser or Seller, as the case may be, on a non-confidential basis from a source other than the other which is not prohibited from disclosing the same. Notwithstanding the foregoing, (A) each of Purchaser and Seller may disclose confidential information to its employees, agents or advisors, to potential investors or lenders, and to other third parties (to the extent such disclosure is required in order to consummate the transactions described in this Agreement), in each case on a need-to-know basis after the recipients of the information have been informed of the confidential nature of such information and directed not to disclose such information except in accordance with this Section 10.8, (B) each of Purchaser and Seller may disclose confidential information to the extent required by any Legal Requirement or the rules of any applicable securities market or exchange, and (C) Purchaser and Seller, following prior notice to and consultation with the other, may disclose the transaction contemplated by this Agreement to the extent necessary to obtain consents or approvals contemplated by this Agreement.

23

10.9.     Public Announcements. Neither Seller nor Purchaser shall make any public statement or issue any press release prior to the Closing with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party, except as otherwise required by applicable Legal Requirements. If either party determines that applicable Legal Requirements require disclosure of this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, then, not less than twenty-four (24) hours prior to such disclosure, such party shall notify and provide the other party an opportunity to comment on the disclosing party’s form of press release, securities filing or other written disclosure.

10.10.   Recordation. Neither Seller nor Purchaser shall record this Agreement or any notice of this Agreement in the land records of any jurisdiction.

10.11.   Time of Essence. Time is of the essence with respect to all obligations of Seller and Purchaser under this Agreement.

10.12.   Attorneys’ Fees. If either Purchaser or Seller shall employ an attorney to enforce its rights pursuant to this Agreement or any of the documents and agreements delivered at the Closing, then, in addition to the other amounts and remedies to which the prevailing party may be entitled pursuant to the other provisions of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for reasonable attorneys’ and experts’ fees and expenses including the costs of any litigation and appeal. This Section 10.12 shall survive the Closing and any termination of this Agreement indefinitely.

10.13.   No Offer. Submission of this Agreement to Purchaser does not constitute an offer to sell. This Agreement shall become effective only upon execution and delivery thereof by Seller and Purchaser.

10.14.   Rights under LLC Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit, diminish or other restrict the rights of Seller or its affiliates under that certain Amended and Restated Limited Liability Company Agreement of Crestline Hotels & Resorts, LLC, dated August 31, 2013 (as the same may be amended or otherwise modified from time to time).

[Signatures on following page]

24

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the Contract Date:

SELLER:

Barceló Crestline Corporation

By:	/s/ Vicente Fenollar Molina
Name: Vicente Fenollar Molina
Its: Authorized Signatory

PURCHASER:

ARC Hospitality TRS Holding, LLC

By:	American Realty Capital Hospitality Operating Partnership, L.P., a Delaware limited partnership, its sole member

By:	/s/ Jesse C. Galloway
Name:	Jesse C. Galloway
Title:	Authorized Signatory

Signature Page

exhibit A

Form of Assignment and Assumption of Interests

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST

THIS ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST (“Agreement”) is made and entered into, effective for all purposes, as of ________ ___, 201_ (the “Effective Date”), by and between BARCELÓ CRESTLINE CORPORATION, a Maryland corporation (“Assignor”), and [__________________, a ____________________] (“Assignee”).

RECITALS:

A.         Assignor is the owner of a One Hundred Percent (100%) membership interest in each of (i) CHRI Virginia Beach Hotel (A/H) Minority Holding, LLC, a Delaware limited liability company, and (ii) CHRI Blacksburg Hotel (A/H) Minority Holding, LLC, a Delaware limited liability company (collectively, the “Interests”).

B.         Assignor desires to assign, transfer and convey to Assignee, and Assignee desires to assume, from Assignor, all of Assignor’s right, title and interest in, to and under the Interests.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants hereinafter set forth, and of other good and valuable consideration, the receipt, adequacy and sufficiency of which hereby are acknowledged, Assignor and Assignee, intending to be legally bound, hereby agree as follows:

1.          Incorporation of Recitals. The foregoing Recitals hereby are incorporated into this Agreement by this reference as if the same were set forth in full below.

2.          Agreement and Assumption of Interests.

a.           Assignor hereby assigns, transfers and conveys all of Assignor’s right, title and interest in, to and under the Interests to Assignee.

b.           Assignee hereby accepts the Interests and assumes all obligations and duties of Assignor with respect to the Interests from and after the Effective Date.

3.          Indemnity.

a.           Assignor hereby indemnifies, agrees to defend, and holds Assignee harmless from and against all claims, demands, losses, damages, expenses, and costs including, but not limited to, reasonable attorneys’ fees and expenses actually incurred, arising out of or in connection with Assignor’s failure, prior to the Effective Date, to observe, perform, and discharge all covenants, duties, obligations, liabilities, and responsibilities of Assignor under or with respect to the Interests to be observed, performed or discharged or which relate or accrue with respect to the period prior to Effective Date.

Exhibit A-1

b.           Assignee hereby indemnifies, agrees to defend, and holds Assignor harmless from and against all claims, demands, losses, damages, expenses, and costs including, but not limited to, reasonable attorneys’ fees and expenses actually incurred, arising out of or in connection with Assignee’s failure, on and after the Effective Date, to observe, perform, and discharge all covenants, duties, obligations, liabilities, and responsibilities of Assignor and/or Assignee (if any) under or with respect to the Interests to be observed, performed, or discharged, or which relate or accrue with respect to the period, on or after, but not before, the Effective Date.

4.          Further Assurances. Promptly upon request of the other party, Assignor and Assignee shall execute and deliver to the other such further assurances and take such further actions as may be reasonably required or appropriate to perfect the assignment and assumption of the Interests and otherwise carry out the intent and purpose of this Agreement, provided that neither party shall incur any additional cost, expense or obligation in connection with any act that the other party may request.

5.          Binding Effect and Agreement. This Agreement shall be binding upon and inure to the benefit of Assignor, Assignee and their respective successors and assigns.

6.          Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or invalid under such law, then such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement may not be modified, amended, altered or changed, nor any provision hereof waived, except in writing with the mutual consent of Assignor and Assignee.

7.          Counterparts. This Assignment may be executed in several counterparts and all counterparts so executed shall constitute one Assignment, binding on all the parties hereto and thereto, notwithstanding that all the parties are not signatories to the same counterpart.

8.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to conflicts of laws principles).

[Signatures on following pages]

Exhibit A-2

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

ASSIGNOR:

BARCELÓ CRESTLINE CORPORATION, a Maryland corporation

By:
Name:
Its:

[Signatures continue on following page]

Exhibit A-3

ASSIGNEE:

[____________________________], a [____________________]

By:
Name:
Its:

Exhibit A-4

Exhibit b

Form of Promissory Note

PROMISSORY NOTE

(Purchase Price)

$[________________]	_____________ ___, 201__

FOR VALUE RECEIVED, [American Realty Capital Hospitality Trust, Inc.], a Maryland corporation (“Maker”), whose principal office is located at [_________________________________] promises to pay to the order of [_____________________________] (together with any and all of its successors and assigns and/or any other holder of this Note, “Seller”), whose principal office is located at [_______________________], in lawful money of the United States of America, at its office indicated above or wherever else Seller may specify, the sum of [_________________________ and ___/100 Dollars ($[_________________]), on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this “Note”).

1.          USE OF PROCEEDS. Indebtedness evidenced by this Note constitutes a portion of the purchase price (the “Purchase Price”) required to be paid in accordance with that certain Agreement of Purchase and Sale dated as of ________ ___, 201_ between Maker and Seller (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.

2.          MATURITY DATE. The entire principal balance of this Note shall be fully and immediately due and payable upon written demand by Seller at any time (upon at least ten (10) business days notice from Seller) after the date that Maker has raised common equity in an aggregate amount equal to or greater than One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00) (the “Trigger Date”). From and after the date hereof, Maker shall provide written updates at least monthly to Seller of the aggregate amount of common equity raised by Maker and shall provide written notice to Seller with within ten (10) business days after the occurrence of the Trigger Date. The “Maturity Date” is the date selected by Seller and set forth in Seller’s written demand (with at least ten (10) business days’ advance notice to Maker) made at any time after the Trigger Date.

3.          INTEREST RATE. Commencing on the date hereof and continuing until the Maturity Date, interest shall accrue on the unpaid principal balance of this Note at the rate of interest equal to the initial dividend rate provided by Maker to its investors (the “Interest Rate”), compounded annually.

4.          INTEREST AND FEE(S) COMPUTATION (ACTUAL/365). Interest and fees, if any, shall be computed, payable and allocated on the basis of a 360-day year consisting of twelve 30-day months.

Exhibit B-1

5.       MONTHLY PAYMENTS. Subject to the remainder of this Section 5, interest shall be paid by Maker to Seller monthly, in arrears, beginning on ______ 1, 201__1 and continuing on the first day of each following month (each, a “Monthly Payment Date”). The outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, if any, and any and all other amounts payable by Maker under this Note shall be due and payable on the Maturity Date. Notwithstanding the foregoing, Maker may defer any amounts due to Seller on a Monthly Payment Date that occurs prior to [_________________]2 (the “Defer Period”); provided however, that on the first Monthly Payment Date to occur after the Defer Period, Maker shall pay to Seller all accrued, but unpaid interest then outstanding.

6.       PREPAYMENT TERMS. Maker may pay the principal amount outstanding under this Note, in whole or in part, together with any accrued and unpaid interest thereon, at any time or from time to time, without penalty or premium.

7.       METHOD AND APPLICATION OF PAYMENTS. All payments made hereunder shall be made in lawful money of the United States of America. Monies received by Seller from any source for application toward payment of the Obligations shall be applied first, to cost of enforcement (as set forth in Section 11 of this Note), second, to accrued interest, and third, to principal. If any payment received by Seller under this Note is rescinded, avoided, invalidated, declared to be fraudulent or preferential, set aside, or for any reason returned by Seller (or repaid by Seller) because of any adverse claim or threatened action, the returned or repaid payment shall remain payable as an Obligation under this Note as though such payment had not been made. Remittances shall be made without offset, demand, counterclaim, deduction, or recoupment (each of which is hereby waived) and shall be accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Seller of any payment in an amount less than the amount then due pursuant to this Note shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (a) waive, impair or extinguish any right or remedy available to Seller hereunder or under the Purchase Agreement, or (b) waive the requirement of punctual payment and performance or constitute a novation in any respect. Payments received after [2:00 p.m. EDT] shall be deemed to be received on, and shall be posted as of, the following business day. Whenever any payment under this Note falls due on a day which is not a business day, such payment may be made on the next succeeding business day.

8.       EVENTS OF DEFAULT. Each of the following shall constitute an event of default by Maker under this Note (each, an “Event of Default”)

a.    Failure to make any Monthly Payment or other payment due hereunder within two (2) days after written notice from Seller that such failure has occurred; and

1 Insert first day of the month after date of the Note.

2 Insert the day that is six months after Maker’s effective date.

Exhibit B-2

b.    Failure to comply with any covenant or obligation set forth in this Note, not otherwise provided for in Section 8(a) within ten (10) days after written notice from Seller that such failure has occurred.

9.       REMEDIES; DEFAULT INTEREST RATE. Upon the occurrence of an Event of Default, Seller may take such action at law or equity, without notice or demand, as it deems advisable to protect and enforce its rights hereunder, including, but not limited to, declaring the entire principal then outstanding, together with any accrued interest thereon, immediately due and payable. Without limiting the foregoing, if, and for so long as, any Monthly Payment or other payment due under this Note (subject to Maker’s right to defer Monthly Payments during the Defer Period) remains past due for five (5) days or more, interest under this Note shall accrue on the unpaid principal balance at the rate of twenty percent (20%) per annum (the “Default Interest Rate”), compounded monthly, beginning on the date such payment was due until such time as Maker pays to Seller such past due amounts together with any amounts that become due during such time.

10.      DEFINITIONS. Obligations. The term “Obligations”, as used in this Note refers to any and all indebtedness and other obligations under this Note of Maker to Seller.

11.      COST OF ENFORCEMENT; ATTORNEYS’ FEES AND OTHER COSTS. Maker shall pay all of Seller’s reasonable expenses incurred to (1) enforce its right under this Note, and (2) to enforce or collect any of the Obligations, including, without limitation, as a result of an Event of Default by Maker, in each case, including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

12.      USURY. If at any time the effective interest rate under this Note (including the Default Interest Rate) would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Seller in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Maker.

13.      WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note shall be valid unless in writing and signed by an officer of Seller. No waiver by Seller of any default shall operate as a waiver of any other default or the same default on a future occasion. Neither the failure nor any delay on the part of Seller in exercising any right, power, or remedy under this Note or the Purchase Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except to the extent otherwise provided by the Purchase Agreement or prohibited by law, Maker waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind.

Exhibit B-3

14.     NOTICES. Any notice, request, demand, consent, approval or other communication under or in accordance with this Note shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service or by facsimile. All notices shall be addressed as follows:

If to Seller: Simon Pedro Barceló C/. José Rover Motta, 27 07006 Palma de Mallorca Spain Phone: 011 34 (971) 771 700 Fax: 011 34 (971) 466 720	with a copy to: Holland & Knight LLP 1600 Tysons Boulevard Suite 700 Tysons Corner, Virginia 22102 Attn: William J. Mutryn Phone: (703) 720-8069 Fax: (703) 720-8610

If to Maker:

[______________]

405 Park Avenue, 15th Floor

New York, NY 10022

Tel. No.: 212.415.6505

Fax No.: 857.207.3397

Attention: __________________

Tel. No.: ___________________

Fax No.: ___________________

with a copy to: Jesse Galloway c/o AR Capital, LLC 405 Park Avenue, 15th Floor New York, NY 10022 Tel. No.: (212) 415-6516 Fax No.: (646) 861-7751

or to such other addresses as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered or sent by recognized overnight delivery service, or upon electronically verified transmission, if such delivery is by facsimile. Notices may be given on behalf of a party by such party’s legal counsel.

Exhibit B-4

15.         MISCELLANEOUS PROVISIONS. Assignment. This Note shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Seller’s interests in and rights under this Note are freely assignable, in whole or in part, by Seller. Maker shall not assign its rights and interest hereunder without the prior written consent of Seller, and any attempt by Maker to assign without Seller’s prior written consent is null and void. Any assignment shall not release Maker from the Obligations. Applicable Law; Conflict Between Documents. This Note shall be governed by and construed under the laws of the State of New York without regard to the conflict of laws principles thereof. Jurisdiction. Maker irrevocably agrees to nonexclusive personal jurisdiction in the State of New York. Severability. If any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. Interpretation; Captions. Any reference in this Notice to the term “person” shall mean any individual, person or entity; as required by the context, the singular shall include the plural, the plural the singular, the neuter gender shall include the male gender and female gender and vice versa. The captions contained in this Note are inserted for convenience only and shall not affect the meaning or interpretation of this Note. Posting of Payments. All payments received on business days after [2:00 p.m. EDT] at the office of Seller first shown above shall be deemed received at the opening of the next business day. Fees and Taxes. Maker shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction assessed or arising from time to time. LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING SELLER BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS NOTE OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE. FINAL AGREEMENT. This Note and the Purchase Agreement represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

16.         WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF MAKER BY EXECUTION HEREOF AND SELLER BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO SELLER TO ACCEPT THIS NOTE. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN THE PURCHASE AGREEMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS NOTE.

17.         PROMISSORY NOTE SUBORDINATION TO THE LOAN. This Note shall be subject and subordinate at all times to the Loan from General Electric Capital Corporation to Maker (the “Loan”) and to all of the provisions, covenants, agreements, terms and conditions of the Loan, and Seller shall not do or permit anything to be done in connection with this Note which would violate any of said provisions, covenants, agreements, terms and conditions.

[remainder of page intentionally left blank]

Exhibit B-5

IN WITNESS WHEREOF, Maker, on the day and year first above written, has caused this Note to be executed under seal.

MAKER

[American Realty Capital Hospitality Trust, Inc.]

By:
Name:
Title:

Exhibit B-6

EXHIBIT C

Form of Indemnity Agreement

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (this “Agreement”) is made and entered into as of the _____ day of _________, 201___, by [American Realty Capital Hospitality Trust, Inc., a Maryland corporation] (“Indemnitor”) for the benefit of BARCELÓ CRESTLINE CORPORATION, a Maryland corporation (“Indemnitee”).

RECITALS:

A.           Indemnitee owns one hundred percent (100%) of the membership interests in each of the following (collectively, the “Interests”):(i) CHRI Blacksburg Hotel (A/H) Minority Holding, LLC, a Delaware limited liability company (“CHRI Blacksburg”), and (ii) CHRI Virginia Beach Hotel (A/H) Minority Holding, LLC, a Delaware limited liability company (“CHRI Virginia Beach”).

B.           CHRI Blacksburg owns twenty four percent (24%) of the membership interests in BSE/AH Blacksburg Hotel, L.L.C., a Virginia limited liability company (“Blacksburg Hotel Owner”) and Blacksburg Hotel Owner ground leases that certain hotel commonly referred to as the Hilton Garden Inn Blacksburg, located at 900 Plantation Rd, Blacksburg, VA 24060 (the “Blacksburg Hotel”).

C.           CHRI Virginia Beach owns thirty and 5323/10000 percent (30.5323%) of the membership interests in TCA Block 7 Hotel, L.L.C., a Virginia limited liability company (“Virginia Beach Hotel Owner”) and Virginia Beach Hotel Owner owns that certain hotel commonly referred to as the Westin Virginia Beach Hotel and Conference Center, located at 4535 Commerce Street Virginia Beach, VA 23462, and owned by Virginia Beach Hotel Owner, which is part of the condominium project commonly referred to as Town Center Condominium 7 Virginia Beach Hotel (the “Virginia Beach Hotel”).

D.           On or about April 17, 2008, Blacksburg Hotel Owner obtained a loan from Regions Bank, an Alabama banking corporation (“Blacksburg Hotel Lender”), which loan is secured by the Blacksburg Hotel (the “Blacksburg Hotel Loan”).

E.           As a condition to making the Blacksburg Hotel Loan, Blacksburg Lender required that Indemnitee, Daniel A. Hoffler, Louis S. Haddad and Bruce B. Smith, which together with Indemnitee constitute affiliates of some or all of the members of Blacksburg Hotel Owner (collectively, the “Blacksburg Hotel Guarantors”) execute and deliver that certain Guaranty of Payment, dated April 17, 2008, which was subsequently amended and restated pursuant to that certain First Amendment and Restated Guaranty of Payment, dated April 17, 2011, by Indemnitee, Daniel A. Hoffler, Louis S. Haddad and Bruce B. Smith (as amended and restated the “Blacksburg Hotel Guaranty”).

Exhibit C-1

F.           In connection with the Blacksburg Hotel Guaranty, the Blacksburg Hotel Guarantors, together with the members of Blacksburg Hotel Owner and their affiliates entered into that certain Construction Loan Indemnity, dated March 10, 2008, by AH Hotel Holding, L.L.C., Daniel A. Hoffler, Louis S. Haddad, Bruce Smith Enterprise, LLC, Bruce B. Smith, CHRI Blacksburg, Indemnitee, Hampton BB Company, LLC, Hampton University, and Legacy Hospitality, LLC (other than Indemnitee, collectively the “Blacksburg Hotel Indemnity Parties”), pursuant to which the parties agreed to allocate the obligations of each of the Blacksburg Hotel Guarantors under the Blacksburg Hotel Guaranty in accordance with their proportionate share of membership interests in Blacksburg Hotel Owner and indemnify each other in connection therewith (the “Blacksburg Hotel Indemnity”).

G.           On or about December 21, 2007, Virginia Beach Hotel Owner obtained a loan from Countrywide Commercial Real Estate Finance, Inc. (“Countrywide”), which loan is secured by the Virginia Beach Hotel (the “Virginia Beach Hotel Loan”). The Virginia Beach Hotel Loan is currently held by U.S. Bank National Association (“Virginia Beach Hotel Lender”).

H.           As a condition to making the Virginia Beach Hotel Loan, Virginia Beach Lender required that Indemnitee and Armada/Hoffler Properties, L.L.C., which together with Indemnitee constitute affiliates of some or all of the members of Virginia Beach Hotel Owner (collectively, the “Virginia Beach Hotel Guarantors”) execute and deliver that certain Guaranty of Recourse Obligations, dated December 21, 2007 (the “Virginia Beach Hotel Guaranty”).

I.           In connection with the Virginia Beach Hotel Guaranty, the Virginia Beach Hotel Guarantors, together with the members of Virginia Beach Hotel Owner and their affiliates entered into that certain Permanent Loan Cross Indemnity, dated December 21, 2007, by Armada/Hoffler Properties L.L.C., Armada/Hoffler Properties II, L.L.C., Daniel A. Hoffler, Louis S. Haddad, CHRI Virginia Beach, Indemnitee, Hampton W Company, LLC, Hampton University, Legacy Hospitality, LLC, and VB City Hotels LLC (other than Indemnitee, collectively the “Virginia Beach Hotel Indemnity Parties”), pursuant to which the parties agreed to allocate the obligations of each of the Virginia Beach Hotel Guarantors under the Virginia Beach Hotel Guaranty in accordance with their proportionate share of membership interests in Virginia Beach Hotel Owner and indemnify each other in connection therewith (the “Virginia Beach Hotel Indemnity”).

J.           Pursuant to that certain Agreement of Purchase and Sale, dated ____________ __, 201_ (the “Purchase Agreement”), Indemnitee has agreed to sell to Indemnitor and Indemnitor has agreed to purchase from Indemnitee all of Indemnitee’s right, title and interest in and to the Interests on the terms and conditions set forth in the Purchase Agreement.

K.          As a condition to consummating the closing under the Purchase Agreement, Indemnitee is requiring that Indemnitor execute and deliver this Agreement so that Indemnitee is protected in the event that (i) Blacksburg Hotel Lender exercise its rights against Indemnitee under the Blacksburg Hotel Guaranty, (ii) any of the Blacksburg Indemnity Parties exercise their respective rights against Indemnitee under the Blacksburg Hotel Indemnity, (iii) Virginia Beach Lender exercises its rights against Indemnitee under the Virginia Beach Hotel Guaranty, or (iv) any of the Virginia Beach Indemnity Parties exercise their respective rights under the Virginia Beach Hotel Indemnity.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Exhibit C-2

1.          Defined Terms. As used herein the following terms have the meanings indicated:

(a)          Guaranty or Guaranties: individually or collectively, as applicable, the Blacksburg Hotel Guaranty and/or the Virginia Beach Hotel Guaranty.

(b)          Indemnity Agreement or Indemnity Agreements: individually or collectively, as applicable, the Blacksburg Hotel Indemnity Agreement and/or the Virginia Beach Hotel Indemnity Agreement.

(c)          Indemnity Party or Indemnified Parties: individually or collectively, as applicable, the Blacksburg Hotel Indemnity Parties and/or the Virginia Beach Hotel Indemnity Parties.

(d)          Lender: individually or collectively, as applicable, Blacksburg Hotel Lender and/or Virginia Beach Hotel Lender.

2.          Indemnity.

(a)          Indemnitor shall indemnify and hold harmless Indemnitee from and against any loss or liability actually incurred by Indemnitee in connection with (i) any exercise by a Lender of its rights against Indemnitee under a Guaranty, or (ii) any exercise by any Indemnified Party of its rights against Indemnitee under an Indemnity Agreement; and Indemnitor shall reimburse Indemnitee to the extent it incurs any costs or expenses in connection with either of the foregoing.

(b)          Indemnitee shall provide Indemnitor with written notice (“Reimbursement Notice”) of any indemnified loss, liability or reimbursement obligation. Within thirty (30) days after its receipt of such Reimbursement Notice, Indemnitor shall reimburse Indemnitee for the amount of such loss, liability or reimbursement obligation. Any amount due hereunder, if not paid within such thirty (30) day period, shall thereafter bear interest at a default rate of twenty percent (20%) per annum, until all of such amount is paid in full.

3.          Additional Rights. Separate and successive actions may be brought hereunder to enforce any of the provisions hereof at any time and from time to time. No action hereunder shall preclude any subsequent action, and Indemnitor hereby waives, and covenants not to assert, any defense in the nature of splitting of causes of action or merger of judgments. In no event shall any provisions of this Agreement be deemed to be a waiver of or to be in lieu of any right or claim, including, without limitation, any other right of contribution or other right of recovery, that any party hereto might otherwise have against the other party hereto. No delay or omission in exercising any right hereunder shall operate as a waiver of such right or any other right.

4.          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, successors and assigns. This Agreement is solely for the benefit of the parties hereto and their respective executors, heirs, successors and assigns, and shall not inure to the benefit of, or be enforceable by, any other person or party.

Exhibit C-3

5.           Term. The terms and provisions of this Agreement shall continue to apply until Indemnitee is fully released from all liabilities and obligations under the Guaranties and the Indemnity Agreements and any and all amounts payable under this Agreement have been paid in full.

6.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to conflicts of laws principles).

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7.          Attorneys’ Fees. If any party hereto obtains a judgment against any other party hereto by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgment.

8.          Severability. In the event that any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, and other application thereof, shall not in any way be affected or impaired thereby.

9.          Integration. This Agreement contains the entire agreement between the parties relating to the subject matter hereof. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties hereto by, and only by, the setting forth of the same in a document duly executed by such parties.

10.         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement. The recitals of this Agreement are incorporated herein by reference and made a part of this Agreement.

11.         Jurisdiction. The parties hereto consent to the jurisdiction of any state or federal court sitting in the State of New York for any action arising out of matters related to this Agreement. The parties hereto waive the right to commence an action in connection with this Agreement in any court outside of the State of New York.

12.         Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

13.         Incorporation of Recitals. The recitals to this Agreement hereby are incorporated into this Agreement by this reference as if the same were set forth in full herein.

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Exhibit C-4

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement under seal as of the day and year first written above.

Indemnitor:

[AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC., a Maryland corporation]

By:
Name:
Its:

Indemnitee:

BARCELÓ CRESTLINE CORPORATION, a Maryland corporation

By:
Name:
Its:

Exhibit C-5